Exhibit 99.1
FOR IMMEDIATE RELEASE
August 5, 2010
NYSE Symbol: CPK
CHESAPEAKE UTILITIES CORPORATION ANNOUNCES CONTINUED STRONG
PERFORMANCE FOR THE SECOND QUARTER ENDED JUNE 30, 2010
Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced increased financial results for the quarter ended June 30, 2010. The Company’s net income for the quarter ended June 30, 2010 was $3.3 million, or $0.35 per share (diluted), an increase of $2.5 million, or $0.23 per share (diluted), compared to $806,000, or $0.12 per share (diluted), for the quarter ended June 30, 2009. The increased results for the second quarter of 2010 included $1.8 million of net income recorded by the Company’s new subsidiary, Florida Public Utilities Company (“FPU”), as a result of the merger on October 28, 2009. Additionally, the results for the second quarter of 2010 reflected a decrease in merger-related costs of $1.0 million ($599,000 net of tax), compared to the second quarter of 2009. Quarterly results for Chesapeake’s legacy businesses reflect continued growth and expansion of the natural gas distribution and transmission operations on the Delmarva Peninsula, a rate increase in Chesapeake’s Florida division and improved results from the advanced information services business. These increases were partially offset by a decline in volumes and margins from the propane businesses.
The Company’s net income for the six months ended June 30, 2010 was $17.3 million, or $1.82 per share (diluted), an increase of $7.9 million, or $0.46 per share (diluted), compared to $9.4 million, or $1.36 per share (diluted), for the same period in 2009. The increased results for the six months ended June 30, 2010 included $6.2 million of net income recorded by FPU. Also, the results for the six months ended June 30, 2010 reflected a decrease in merger-related costs of $1.1 million ($655,000 net of tax), compared to the same period in 2009. The year-to-date results from Chesapeake’s legacy businesses reflect the strong performance by the regulated energy businesses as a result of continued growth and expansion on the Delmarva Peninsula, the benefits of the Florida division rate increase and improved results from the advanced information services business.
“Our strong results in the second quarter and year-to-date reflect both the success of our team in integrating the Chesapeake-FPU merger, as well as the significant growth in our Delmarva natural gas distribution and transmission businesses,” stated John R. Schimkaitis, Vice Chairman and Chief Executive Officer of Chesapeake Utilities Corporation. “We remain optimistic about achieving and exceeding our goal of accretion from the merger in the first year after closing. Additionally, we remain excited about the potential for future growth given the continued integration and the opportunities for growth across our lines of business.”
The discussions of the results for the periods ended June 30, 2010 and 2009, use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Supplemental Income Statement Data chart below. In addition, certain information is presented, which, for comparison purposes, includes only FPU’s results of operations for the periods ended June 30, 2010 and, in some cases, FPU’s results for the same periods in 2009, which was prior to the merger. Certain other information is presented, which, for comparison purposes, excludes results of operations of FPU from the consolidated results of operations and all merger-related costs incurred in connection with the FPU merger for the periods presented. Although non-GAAP measures are not intended to replace the GAAP measures for evaluation of Chesapeake’s performance, Chesapeake believes that the portions of the presentation which include only the FPU results, or which exclude the FPU results for the post-merger period and merger-related costs, provide helpful comparisons for an investor’s evaluation purposes.
Highlights for the second quarter of 2010 included:
•
Successful integration between Chesapeake and FPU continued during the quarter, and the merger is expected to be accretive in 2010 — the first year of operation after the merger. During the second quarter, the Company completed the integration of the Florida propane operations and the billing and customer service functions.

•	In June 2010, Jeff Householder joined FPU as president, bringing his extensive knowledge and experience of the Florida energy market to FPU.

•	The rate increase for Chesapeake’s Florida division approved in December 2009 contributed approximately $574,000 to gross margin for the quarter ended June 30, 2010.

•	The rate increase for FPU’s natural gas distribution operation contributed approximately $1.3 million to gross margin for the quarter ended June 30, 2010.

•	Eastern Shore Natural Gas Company (“ESNG”), the Company’s natural gas transmission subsidiary, generated additional gross margin of $370,000 from new transportation services.

•	Growth in residential, commercial and industrial customers for the Delmarva natural gas distribution operations contributed to a period-over-period increase in gross margin of $256,000.

•
The Delmarva natural gas distribution operations entered into agreements to provide natural gas service to two industrial customers located in southern Delaware. The anticipated annual margin from these services equates to approximately 1,575 average residential heating customers once the services begin in the fourth quarter of 2010 and early 2011. These services further extend the Delmarva natural gas distribution and transmission infrastructure, bringing cost-effective and environmentally friendly natural gas to new areas on the Delmarva Peninsula and creating additional opportunities for growth.

•
The Company’s advanced information services subsidiary, BravePoint, generated operating income of $230,000 in the second quarter of 2010, compared to an operating loss of $240,000 in the same period in 2009, due to increased billable consulting hours and lower operating costs.

•
A lower retail margin per gallon during the second quarter of 2010 compared to the same period in 2009 decreased the gross margin of the Delmarva propane distribution operation by $290,000. Retail margins for the first half of 2009 benefited from the $939,000 loss recorded in late 2008 on a swap agreement for the 2008/2009 winter Pro-Cap (propane price cap) program. This loss lowered the propane inventory costs and, therefore, increased retail margins during the first half of 2009. Retail margins for the first half of 2010 returned to more normal levels.

•
Xeron, the Company’s propane wholesale marketing subsidiary, experienced a quarter-over-quarter decrease in its gross margin of $225,000 as a result of decreased trading activity. Lower trading volumes from lower demand in the wholesale propane market have led to greater uncertainty in propane wholesale prices, reducing Xeron’s trading activity.

•	ESNG received the American Gas Association’s Safety Achievement Award for the seventh consecutive year.
As a result of the merger with FPU, the Company changed its operating segments in the fourth quarter of 2009 to better reflect how the chief operating decision maker (the Company’s Chief Executive Officer) reviews the various operations of the Company. The discussions of operating results below reflect the Company’s revised segments. The regulated energy segment is composed of the Company’s natural gas distribution, electric distribution and natural gas transmission operations. The unregulated energy segment is composed of the Company’s natural gas marketing, propane distribution and propane wholesale marketing operations. The “other” segment is composed of the Company’s advanced information services operation, other subsidiaries that own property which is leased to other affiliates, unallocated corporate costs and eliminations.
Comparative results for the quarters ended June 30, 2010 and 2009
Operating income increased by $4.9 million, or 172 percent, from $2.9 million to $7.8 million for the current quarter. Operating income for the Company included $3.7 million in operating income from FPU for the period.

Regulated Energy
Operating income for the regulated energy segment for the second quarter of 2010 was $8.3 million, an increase of $4.2 million, or 103 percent, compared to the same period in 2009. An increase in gross margin of $13.7 million was partially offset by an increase in operating expenses of $9.5 million. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended June 30, 2009	$14,584

Factors contributing to the gross margin increase for the three months ended June 30, 2010:

Margin from FPU operations	12,808
Change in rates	674
Net customer growth	231
New transportation services	161
Other	(17)
Decreased customer consumption	(107)

Gross margin for the three months ended June 30, 2010	$28,334

•
FPU’s natural gas and electric distribution operations generated $8.3 million and $4.5 million, respectively, in gross margin for the period. Gross margin from FPU’s natural gas distribution operation in the quarter was positively affected by a rate increase of approximately $8.0 million approved by the Florida Public Service Commission (“Florida PSC”) in 2009.

•	A rate increase of approximately $2.5 million approved by the Florida PSC in 2009 increased gross margin for Chesapeake’s Florida natural gas distribution division by $574,000.

There was also a $100,000 net increase in margins from changes in customers’ rates and rate classifications, primarily for certain commercial and industrial customers with negotiated rates.

•	The Delmarva natural gas distribution operation experienced growth in residential, commercial and industrial customers, which contributed $256,000 to the gross margin.

Chesapeake’s natural gas distribution operation in Florida experienced a decline in gross margin of $25,000 due primarily to the loss of several large industrial customers as a result of plant closings in 2009.

•
New transportation services implemented by ESNG in November 2009 as a result of the completion of its latest expansion program generated additional gross margin of $254,000 for the quarter. A new expansion project completed in May 2010 also generated additional gross margin of $40,000 for the quarter and is expected to generate annualized gross margin of $343,000. New firm transportation service for an industrial customer for the period from November 2009 to October 2012 generated additional gross margin of $76,000 for the quarter.

ESNG’s gross margin in the second quarter of 2009 included $106,000 attributable to a temporary increase in service to one industrial customer, which did not recur in 2010. Also offsetting these margin increases were decreased margins of $103,000 in the quarter resulting from expired transportation service contracts in November 2009 and April 2010.

•	Non-weather-related customer consumption for the Delmarva natural gas distribution operation and Chesapeake’s Florida division decreased gross margin by $63,000 and $44,000, respectively.
Other operating expenses for the regulated energy segment increased by $9.5 million in the second quarter of 2010. Other operating expenses of FPU’s regulated energy operations for the period were $9.6 million, which was the primary factor contributing to the increase for the segment.

Unregulated Energy
Operating loss for the unregulated energy segment for the second quarter of 2010 was $791,000, compared to an operating income of $2,000 for the same period in 2009. An increase in gross margin of $860,000 was more than fully offset by a $1.7 million increase in operating expenses. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended June 30, 2009	$4,687

Factors contributing to the gross margin increase for the three months ended June 30, 2010:

Margin from FPU operations	1,886
Net customer growth	61
Natural gas marketing	(89)
Unfavorable weather	(140)
Propane wholesale marketing	(225)
Decreases in margin per retail gallon	(290)
Other volume decrease	(343)

Gross margin for the three months ended June 30, 2010	$5,547

•
FPU’s unregulated energy operation, which is primarily its propane distribution operation, recorded $2.2 million to gross margin for the period, which includes approximately $310,000 of gross margin generated from customers previously served by Chesapeake’s Florida propane distribution operation.

•
The addition of 454 community gas system customers since the second quarter of 2009 and 1,000 additional customers acquired in February 2010 as part of the purchase of the operating assets of a propane distributor serving Northampton and Accomack counties in Virginia contributed $35,000 and $26,000 to gross margin, respectively.

•
The Company’s natural gas marketing subsidiary, Peninsula Energy Services Company, Inc. (“PESCO”), experienced a decrease in gross margin of $89,000, due primarily to decreased spot sales to one industrial customer on the Delmarva Peninsula. Spot sales are not predictable and therefore, are not included in the Company’s long-term financial plans or forecasts.

•	The nine-percent warmer temperatures on the Delmarva Peninsula in the second quarter of 2010 compared to the same period in 2009, resulted in a decrease of $140,000 in propane gross margin.

•
Xeron experienced a $225,000 decrease in gross margin for the second quarter of 2010 as a result of decreased trading activity. Lower trading volumes in the wholesale propane market have led to greater uncertainty, reducing Xeron’s trading activity.

•
A lower retail margin per gallon during the second quarter of 2010 compared to the same period in 2009 decreased gross margin of the Delmarva propane distribution operation by $290,000. Retail margins for the first half of 2009 benefited from the $939,000 loss recorded in late 2008 on a swap agreement for the 2008/2009 winter Pro-Cap (propane price cap) program. This loss lowered the propane inventory costs and, therefore, increased retail margins during the first half of 2009. Retail margins for the first half of 2010 returned to more normal levels.

•
Non-weather-related propane volumes sold in the second quarter of 2010 decreased by 709,000 gallons, or 15 percent, and provided for a decrease in gross margin of $343,000. The decrease in non-weather-related volumes was primarily related to lower consumption and the timing of propane deliveries based on propane prices and weather.

Other operating expenses for the unregulated energy segment increased by $1.7 million in the second quarter of 2010. Other operating expenses of FPU’s unregulated energy operations for the period were $1.8 million, which was the primary factor contributing to the increase for the segment.

Other
Operating income for the “other” segment for the second quarter of 2010 was $244,000, compared to an operating loss of $1.2 million for the same period in 2009. During the second quarter of 2010, gross margin increased by $294,000, primarily from BravePoint, and operating expenses decreased by $1.2 million, due primarily to lower merger-related transaction costs.
BravePoint reported a profitable second quarter in 2010, with an increase in gross margin of $278,000 and a decrease in other operating expenses of $192,000, compared to the same period in 2009. Gross margin for BravePoint increased as a result of a 20-percent increase in the number of billable consulting hours and an increase in revenue and gross margin from its professional database monitoring and support solution services. A decrease in other operating expenses for the “other” segment was attributable to lower merger-related costs expensed in the second quarter and cost containment actions, including layoffs and compensation adjustments, implemented in 2009 by BravePoint.
Interest Expense
Interest expense for the second quarter of 2010 increased by approximately $732,000, or 47 percent, compared to the same period in 2009. The primary drivers of the increased interest expense are related to FPU, including:
•	An increase in long-term interest expense of $467,000 is related to interest on FPU’s first mortgage bonds.

•
Interest expense from a new term loan facility was $162,000 for the second quarter of 2010. Two series of the FPU bonds, 4.9 percent and 6.85 percent, were redeemed at the end of January 2010 using this new term loan facility.

•	Additional interest expense of $190,000 is related to interest on deposits from FPU’s customers.
Offsetting the increased interest expense from FPU was lower non-FPU-related interest expense from Chesapeake’s unsecured senior notes, as the principal balances decreased from scheduled repayments, the absence of any additional short-term interest expense as a result of the timing of our capital expenditures and the increased cash flow generated from ordinary operating activities.
On June 29, 2010, the Company entered into an agreement with a lender to issue up to $36 million in uncollateralized senior notes. The Company will issue $29 million of the uncollateralized senior notes prior to July 2012 to permanently finance the redemption of two series of the FPU bonds. The remaining $7 million will be issued prior to May 2013.
Comparative results for the six months ended June 30, 2010 and 2009
Operating income increased by $14.3 million, or 76 percent, to $33.2 million for the first six months of 2010, compared to the same period in 2009. Operating income for the Company included $11.7 million in operating income from FPU for the period.

Regulated Energy
Operating income for the regulated energy segment for the first six months of 2010 was $25.8 million, an increase of $12.2 million, or 90 percent, compared to the same period in 2009. An increase in gross margin of $31.9 million was offset by an increase in operating expenses of $19.7 million. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the six months ended June 30, 2009	$34,252

Factors contributing to the gross margin increase for the six months ended June 30, 2010:

Margin from FPU operations	29,266
Change in rates	1,296
Net customer growth	656
Favorable weather	557
New transportation services	483
Other	8
Decreased customer consumption	(325)

Gross margin for the six months ended June 30, 2010	$66,193

•
FPU’s natural gas and electric distribution operations generated $20.2 million and $9.1 million, respectively, in gross margin for the period. Gross margin from FPU’s natural gas distribution operation for the six months ended June 30, 2010 was positively affected by a rate increase of approximately $8.0 million approved by the Florida PSC in 2009 and colder weather during the first quarter of 2010.

•
Gross margin for Chesapeake’s Florida division also experienced an increase in gross margin of $1.2 million from a rate increase of approximately $2.5 million approved by the Florida PSC in 2009. Changes in other customer rates, primarily related to the Company’s natural gas transmission operation, increased gross margin by $125,000.

•
The Delmarva natural gas distribution operation experienced growth in residential, commercial and industrial customers, which contributed $699,000 to the gross margin increase. Residential, commercial and industrial growth by the Delaware division contributed $360,000, $119,000 and $114,000, respectively, to the gross margin increase, and $106,000 of the gross margin increase was generated from overall customer growth in the Maryland division. The Delmarva natural gas distribution operation experienced a two-percent increase in average residential customers since the first half of 2009.

Chesapeake’s natural gas distribution operation in Florida experienced a decline in gross margin of $43,000 due primarily to the loss of several large industrial customers as a result of plant closings in 2009.

•
Colder weather on the Delmarva Peninsula generated an additional $311,000 of gross margin as heating degree-days increased by two percent for the first six months of 2010 compared to the same period in 2009. Colder weather during the first quarter of 2010 contributed to an increase in gross margin of $246,000 by Chesapeake’s Florida division.

•
New transportation services implemented by ESNG in November 2009 as a result of the completion of its latest expansion program generated additional gross margin of $508,000 for the first six months of 2010. A new expansion project completed in May 2010 also contributed additional gross margin of $40,000 for the period and is expected to generate annualized gross margin of $343,000. New transportation service for an industrial customer for the period from November 2009 to October 2012 generated additional gross margin of $228,000 for the six months ended June 30, 2010.

ESNG’s gross margin in the first half of 2010 included $107,000 attributable to a temporary increase in service from one industrial customer during the second quarter of 2009, which did not recur in 2010. Also offsetting these margin increases were decreased margins of $186,000 in the first half of 2010, resulting from expired transportation service contracts in November 2009 and April 2010.

•	Non-weather-related customer consumption for the Delmarva natural gas distribution operation and Chesapeake’s Florida division decreased gross margin by $298,000 and $27,000, respectively.
Other operating expenses for the regulated energy segment increased by $19.7 million in the six months ended June 30, 2010, $19.3 million of which was related to other operating expenses of FPU’s regulated energy operations for the period, which was the primary factor contributing to the increase for the segment.

Unregulated Energy
Operating income for the unregulated energy segment for the first six months of 2010 was $7.0 million, an increase of $375,000, or six percent, compared to the same period in 2009. An increase in gross margin of $3.9 million was partially offset by a $3.5 million increase in operating expenses. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the six months ended June 30, 2009	$16,993

Factors contributing to the gross margin increase for the six months ended June 30, 2010:

Margin from FPU operations	4,938
Net customer growth	239
Propane wholesale marketing	179
Miscellaneous fees and other	128
Other	(59)
Natural gas marketing	(688)
Decreases in margin per retail gallon	(872)

Gross margin for the six months ended June 30, 2010	$20,858

•
FPU’s unregulated energy operation, which is primarily its propane distribution operation, recorded $5.7 million to gross margin for the period, which included approximately $800,000 of gross margin generated from customers previously served by Chesapeake’s Florida propane distribution operation.

•
The addition of 422 community gas system customers since the first half of 2009 generated $125,000 of additional gross margin. In February 2010, Sharp Energy acquired the operating assets of a propane distributor in Virginia, including approximately 1,000 customers. These new customers contributed approximately $114,000 in gross margin during the first six months of 2010.

•	Xeron experienced a $179,000 increase in gross margin during the first six months of 2010 compared to the same period in 2009. Xeron benefited from increased propane price fluctuations in early 2010.

•
Other fees increased by $128,000 in the first six months of 2010, due primarily to continued growth and successful implementation of various customer loyalty programs by the Delmarva propane distribution operation.

•
Spot sales decreased during the first half of 2010 compared to the same period in 2009 due primarily to one industrial customer on the Delmarva Peninsula, reducing gross margin by $688,000. Spot sales are not predictable and, therefore, are not included in our long-term financial plans or forecasts.

•
A lower retail margin per gallon during the first half of 2010 compared to the same period in 2009 contributed to decreased gross margin of $872,000. Retail margins for the first half of 2009 benefited from the $939,000 loss recorded in late 2008 on a swap agreement for the 2008/2009 winter Pro-Cap (propane price cap) program. This loss lowered the propane inventory costs and, therefore, increased retail margins during the first half of 2009. Retail margins for the first half of 2010 returned to more normal levels.

Other operating expenses for the unregulated energy segment increased by $3.5 million in the first six months of 2010. Other operating expenses of FPU’s unregulated energy operations were $3.9 million, which was the primary factor contributing to the increase for the segment.

Other
Operating income for the “other” segment for the first six months of 2010 was $366,000, compared to an operating loss of $1.4 million for the same period in 2009. Increased operating income of $610,000 from BravePoint and decreased merger-related transition costs of $1.1 million contributed to this increase.
BravePoint reported an increase in gross margin of $267,000 due primarily to increased billable consulting hours and higher sales from its professional database monitoring and support solution services. Other operating expenses decreased by $1.5 million as a result of lower merger-related costs expensed in the six months ended June 30, 2010 compared to the same period in 2009 and a decrease in BravePoint’s operating expenses due to cost containment actions implemented in 2009.
Interest Expense
Interest expense for the first six months of 2010 increased by approximately $1.5 million, or 45 percent, compared to the same period in 2009. The primary drivers of the increased interest expense are related to FPU, including:
•	An increase in long-term interest expense of $1.1 million is related to interest on FPU’s first mortgage bonds.

•
Interest expense from a new term loan facility was $216,000 for the first half of 2010. Two series of the FPU bonds, 4.9 percent and 6.85 percent, were redeemed at the end of January 2010 using this new term loan facility.

•	Additional interest expense of $370,000 is related to interest on deposits from FPU’s customers.
Offsetting the increased interest expense from FPU was lower non-FPU-related interest expense from Chesapeake’s unsecured senior notes, as the principal balances decreased from scheduled repayments, the absence of any additional short-term interest expense as a result of the timing of our capital expenditures and the increased cash flow generated from ordinary operating activities.
On June 29, 2010, the Company entered into an agreement with a lender to issue up to $36 million in uncollateralized senior notes. The Company will issue $29 million of the uncollateralized senior notes prior to July 2012 to permanently finance the redemption of two series of the FPU bonds. The remaining $7 million will be issued prior to May 2013.

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
For the Periods Ended June 30, 2010 and 2009
(in thousands, except shares and per share data)

	Second Quarter		Year to Date
	2010	2009	2010	2009
Operating Revenues
Regulated Energy	$52,740	$18,869	$144,367	$71,050
Unregulated Energy	24,615	19,830	83,885	69,225
Other	2,706	2,135	5,069	5,038

Total Operating Revenues	80,061	40,834	233,321	145,313

Operating Expenses
Regulated energy cost of sales	24,406	4,285	78,174	36,798
Unregulated energy and other cost of sales	20,384	16,182	65,475	54,891
Operations	18,160	11,575	36,855	23,820
Transaction-related costs	92	1,090	111	1,204
Maintenance	1,789	716	3,489	1,332
Depreciation and amortization	5,038	2,413	10,661	4,797
Other taxes	2,431	1,717	5,397	3,649

Total operating expenses	72,300	37,978	200,162	126,491

Operating Income	7,761	2,856	33,159	18,822
Other income, net of other expenses	(11)	12	103	45
Interest charges	2,305	1,573	4,667	3,215

Income Before Income Taxes	5,445	1,295	28,595	15,652
Income taxes	2,105	489	11,281	6,253

Net Income	$3,340	$806	$17,314	$9,399

Weighted Average Shares Outstanding:
Basic	9,467,222	6,862,248	9,443,708	6,847,543
Diluted	9,557,352	6,868,717	9,550,670	6,963,132

Earnings Per Share of Common Stock:
Basic	$0.35	$0.12	$1.83	$1.37
Diluted	$0.35	$0.12	$1.82	$1.36

Chesapeake Utilities Corporation and Subsidiaries
Supplemental Income Statement Data (Unaudited)
For the Periods Ended June 30, 2010 and 2009
(in thousands, except shares and per share data)

	Second Quarter		Year to Date
Chesapeake and Subsidiaries	2010	2009	2010	2009
Gross Margin (1)
Regulated Energy	$28,334	$14,584	$66,193	$34,252
Unregulated Energy	5,547	4,687	20,858	16,993
Other	1,390	1,096	2,621	2,379

Total Gross Margin	$35,271	$20,367	$89,672	$53,624

Operating Income (Loss)
Regulated Energy	$8,308	$4,086	$25,824	$13,583
Unregulated Energy	(791)	2	6,969	6,594
Other	244	(1,232)	366	(1,355)

Total Operating Income	$7,761	$2,856	$33,159	$18,822

Heating Degree-Days — Delmarva Peninsula
Actual	428	470	2,971	2,923
10-year average (normal)	495	494	2,831	2,800

Heating Degree-Days — Florida
Actual	9	25	941	604
10-year average (normal)	23	32	587	546

Cooling Degree-Days — Florida
Actual	1,043	953	1,045	1,009
10-year average (normal)	880	894	952	961

(1)
“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

The following presents FPU’s results of operations for the three and six months ended June 30, 2010, included in Chesapeake’s consolidated results. The information presented below is for comparison purposes and is not intended to replace the GAAP measures for evaluation of Chesapeake’s performance.

(in thousands)	Second Quarter	Year to Date
FPU Stand-alone	2010	2010
Gross Margin (1)
Regulated Energy
Natural Gas	$8,344	$20,175
Electric	4,464	9,091
Unregulated Energy
Propane and other	2,219	5,697

Total Gross Margin	$15,027	$34,963

Operating Income
Regulated Energy
Natural Gas	$2,230	$7,671
Electric	1,000	2,248
Unregulated Energy
Propane and other	450	1,811

Total Operating Income	$3,680	$11,730

(1)
“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended June 30, 2010				For the Three Months Ended June 30, 2009
		Chesapeake				Chesapeake	FPU NG	FPU Electric
Operating Revenues	Delmarva NG	Florida NG	FPU NG	FPU Electric	Delmarva NG	Florida NG	Distribution	Distribution
(in thousands)	Distribution	Division	Distribution	Distribution	Distribution	Division	(2)	(2)
Residential	$7,286	$1,109	$5,267	$10,150	$9,231	$898	$4,527	$9,310
Commercial	4,304	911	8,681	10,315	5,658	732	6,597	9,300
Industrial	734	1,170	2,139	2,565	834	1,123	1,480	1,834
Other (1)	(2,063)	432	(2,622)	(1,124)	(3,465)	258	(2,154)	(3,205)

Total Operating Revenues	$10,261	$3,622	$13,465	$21,906	$12,258	$3,011	$10,450	$17,239

Volume (in Mcfs/MWHs)
Residential	369,760	74,398	290,991	67,871	447,416	76,893	270,945	66,211
Commercial	458,499	339,054	761,649	75,231	481,806	265,075	703,495	74,789
Industrial	481,873	3,814,830	514,681	20,710	414,993	4,000,531	455,808	16,330
Other	60,879	—	(177,664)	17,898	88,616	—	—	20,713

Total	1,371,011	4,228,282	1,389,657	181,710	1,432,831	4,342,499	1,430,248	178,043

Average customers
Residential	47,431	13,418	47,163	23,584	46,756	13,342	47,048	23,707
Commercial	5,043	1,121	4,500	7,381	5,025	1,120	4,495	7,390
Industrial	166	58	581	3	140	63	535	2
Other	7	—	—	—	10	—	1	—

Total	52,647	14,597	52,244	30,968	51,931	14,525	52,079	31,099

(1)
Operating revenues from “Other” sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third-parties and adjustments for pass-through taxes .

(2)
Operating revenue, volume and average customer information for FPU-Natural Gas Distribution and FPU-Electric Distribution are presented for comparative purposes only. They represent the FPU results from the period prior to the merger with Chesapeake and, therefore, they are not included in Chesapeake’s consolidated results.

Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Six Months Ended June 30, 2010				For the Six Months Ended June 30, 2009
		Chesapeake				Chesapeake	FPU NG	FPU Electric
Operating Revenues	Delmarva NG	Florida NG	FPU NG	FPU Electric	Delmarva NG	Florida NG	Distribution	Distribution
(in thousands)	Distribution	Division	Distribution	Distribution	Distribution	Division	(2)	(2)
Residential	$30,430	$2,633	$14,333	$24,557	$36,565	$2,019	$12,838	$20,281
Commercial	17,086	1,940	20,748	20,714	21,467	1,563	18,696	18,068
Industrial	1,810	2,394	4,410	4,555	1,891	2,282	2,897	3,821
Other (1)	(2,917)	962	(2,863)	(3,665)	(2,551)	681	(4,269)	(3,205)

Total Operating Revenues	$46,409	$7,929	$36,628	$46,161	$57,372	$6,545	$30,162	$38,965

Volume (in Mcfs/MWHs)
Residential	2,056,174	253,559	845,888	164,899	2,014,722	209,390	750,612	147,129
Commercial	1,751,364	721,972	1,757,666	150,222	1,669,502	609,633	1,693,303	145,835
Industrial	1,053,215	7,402,857	1,116,263	39,580	795,476	7,722,468	938,442	36,640
Other	141,950	—	(151,376)	11,645	185,590	—	—	13,684

Total	5,002,703	8,378,388	3,568,441	366,346	4,665,290	8,541,491	3,382,357	343,288

Average customers
Residential	47,808	13,441	47,090	23,558	47,068	13,408	47,072	23,706
Commercial	5,113	1,121	4,490	7,381	5,080	1,112	4,492	7,395
Industrial	164	59	577	3	143	63	523	2
Other	6	—	—	—	7	—	1	—

Total	53,091	14,621	52,157	30,942	52,298	14,583	52,088	31,103

(1)
Operating revenues from “Other” sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third-parties and adjustments for pass-through taxes.

(2)
Operating revenue, volume and average customer information for FPU-Natural Gas Distribution and FPU-Electric Distribution are presented for comparative purposes only. They represent the FPU results from the period prior to the merger with Chesapeake and, therefore, they are not included in Chesapeake’s consolidated results.

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(in thousands, except shares and per share data)	2010	2009
Assets

Property, Plant and Equipment
Regulated energy	$471,803	$463,856
Unregulated energy	59,548	61,360
Other	16,162	16,054

Total property, plant and equipment	547,513	541,270
Less: Accumulated depreciation and amortization	(114,018)	(107,318)
Plus: Construction work in progress	5,362	2,476

Net property, plant and equipment	438,857	436,428

Investments	2,030	1,959

Current Assets
Cash and cash equivalents	9,266	2,828
Accounts receivable (less allowance for uncollectible accounts of $1,313 and $1,609, respectively)	47,448	70,029
Accrued revenue	8,976	12,838
Propane inventory, at average cost	6,538	7,901
Other inventory, at average cost	3,443	3,149
Regulatory assets	50	1,205
Storage gas prepayments	3,831	6,144
Income taxes receivable	479	2,614
Deferred income taxes	1,601	1,498
Prepaid expenses	2,457	5,843
Mark-to-market energy assets	814	2,379
Other current assets	148	147

Total current assets	85,051	116,575

Deferred Charges and Other Assets
Goodwill	34,782	34,095
Other intangible assets, net	3,690	3,951
Long-term receivables	181	343
Regulatory assets	21,052	19,860
Other deferred charges	3,693	3,891

Total deferred charges and other assets	63,398	62,140

Total Assets	$589,336	$617,102

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(in thousands, except shares and per share data)	2010	2009
Capitalization and Liabilities

Capitalization
Stockholders’ equity
Common stock, par value $0.4867 per share (authorized 25,000,000 and 12,000,000 shares, respectively)	$4,612	$4,572
Additional paid-in capital	146,123	144,502
Retained earnings	74,395	63,231
Accumulated other comprehensive loss	(2,444)	(2,524)
Deferred compensation obligation	757	739
Treasury stock	(757)	(739)

Total stockholders’ equity	222,686	209,781

Long-term debt, net of current maturities	97,558	98,814

Total capitalization	320,244	308,595

Current Liabilities
Current portion of long-term debt	8,125	35,299
Short-term borrowing	29,100	30,023
Accounts payable	36,153	51,948
Customer deposits and refunds	26,105	24,960
Accrued interest	1,628	1,887
Dividends payable	3,127	2,959
Accrued compensation	3,580	3,445
Regulatory liabilities	10,340	8,882
Mark-to-market energy liabilities	574	2,514
Other accrued liabilities	11,250	8,683

Total current liabilities	129,982	170,600

Deferred Credits and Other Liabilities
Deferred income taxes	70,284	66,923
Deferred investment tax credits	148	193
Regulatory liabilities	3,449	4,154
Environmental liabilities	9,463	11,104
Other pension and benefit costs	16,544	17,505
Accrued asset removal cost — Regulatory liability	34,233	33,214
Other liabilities	4,989	4,814

Total deferred credits and other liabilities	139,110	137,907

Total Capitalization and Liabilities	$589,336	$617,102

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s most recent report on Form 10-Q for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, electric distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake’s businesses is available at www.chpk.com.
For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799